CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED AGREEMENT

AND DECLARATION OF TRUST

OF

GUGGENHEIM DYNAMIC OPPORTUNITIES FUND

WHEREAS, the Trustees of Guggenheim Dynamic Opportunities Fund, a Delaware statutory trust (the “Trust”), have approved the amendment of the Trust’s Amended and Restated Agreement and Declaration of Trust, dated June 13, 2012 (the “Declaration of Trust”), in accordance with Section 11.3 thereof;

WHEREAS, pursuant to this Certificate of Amendment, the name of the Trust will be changed to “Guggenheim Credit Allocation Fund;”

NOW, THEREFORE, the Declaration of Trust is amended as follows:

1.           The Section 1.1 is amended and restated in its entirety to read as follows:

1.1           Name. This Trust shall be known as the “Guggenheim Credit Allocation Fund” and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this Certificate of Amendment, to be effective as of the 4th day of March, 2013.

/s/ Randall C. Barnes
Randall C. Barnes
Trustee

/s/ Donald C. Cacciapaglia
Donald C. Cacciapaglia
Trustee

/s/ Roman Friedrich III
Roman Friedrich III
Trustee

/s/ Robert B. Karn III
Robert B. Karn III
Trustee

/s/ Ronald A. Nyberg
Ronald A. Nyberg
Trustee

/s/ Ronald E. Toupin, Jr.
Ronald E. Toupin, Jr.
Trustee